EXHIBIT 99.1


On November 14, 2003, the Company issued the following press release:

ARC Wireless Solutions Reports 3rd Quarter Net Income
Friday November 14, 9:00 am ET


WHEAT RIDGE, Colo.--Nov. 14, 2003--ARC Wireless Solutions, Inc. (OTCBB:ARCS) today announced that net income was $60,000 for the quarter ended September 30, 2003, as compared with a net loss of $294,000 for the same period last year. For the nine-month period ended September 30, 2003, the Company had a net loss of $220,000 as compared with net income of $313,000 for the nine months ended September 30, 2002.

Net sales for the three-month period were $8,900,000 as compared with $8,500,000 for the same period last year. Net sales for the nine months ended September 30, 2003, were $22,000,000 as compared with $24,500,000 for the same period last year. The increase in sales revenues for the three-month period ended September 30, 2003, as compared with the three-month period ended September 30, 2002, is primarily due to increased international sales of Winncom's Wi-Fi and other fixed wireless products. The decrease in sales for the nine-month period ended September 30, 2003, compared to the same period last year is primarily due to the lower sales of base station antennas from the Wireless Communications Solutions Division in Colorado and lower domestic sales of some of Winncom's fixed wireless products, with most of this decrease occurring in the first quarter of 2003.

Randall P. Marx, Chief Executive Officer, stated, "Our Wi-Fi and other panel antenna products business is showing improvement over the last several months. In order to satisfy the increased demand, primarily driven by our patented low-cost solutions, we are ramping up our production capabilities as well as capital spending to accommodate the demand for our panel antenna products. The base station antenna business is in transition requiring new and more advanced antenna solutions. We expect to be offering new base station antenna products in the first quarter of 2004. Initial timing and expectations depend on the Company's ability to economically procure materials in sufficient quantities to fulfill anticipated orders in the first half of 2004."

"Winncom is expanding rapidly in several international markets and has opened a sales office in Germany to better serve its European international customers," stated Gregory E. Raskin, CEO and President of Winncom Technologies. "We are currently developing the first Hotspot in the Republic of Kazakhstan and remain excited with the prospect of continued growth in the region," added Mr. Raskin.

About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing and marketing, as well as distributing and servicing, of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including base station antennas

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(for cellphone towers) and other antennas, through its Wireless Communications
Solutions Division; it is a value added distributor of Wi-Fi and other wireless networking products through its Winncom Technologies Corp. subsidiary; and it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, numerous reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless subsidiary, is headquartered in Wheat Ridge, Colorado. The Company's Winncom Technologies Corp. subsidiary is located in Solon, Ohio. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.winncom.com and www.starworkswireless.com.

This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-KSB for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, that could cause actual results to differ materially from the Company's expectations.


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Contact:
     ARC Wireless Solutions, Inc.
     Randall Marx, 303-421-4063
     randall.marx@arcwireless.net
     ----------------------------
     Richard Anderson, 303-421-4063
     richard.anderson@arcwireless.net
     --------------------------------
     Fax: 303-424-5085
     www.arcwireless.net
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